Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Satsuma Pharmaceuticals, Inc.

at

$0.91 per share, net in cash, plus one non-transferable contractual contingent value right per share, which represents the right to receive one or more payments in cash,

contingent upon the achievement of certain net proceed thresholds,

pursuant to the Offer to Purchase, dated May 5, 2023,

by

SNBL23 Merger Sub, Inc.

a wholly owned subsidiary of

SHIN NIPPON BIOMEDICAL LABORATORIES, LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME,

AT THE END OF THE DAY ON MONDAY, JUNE 5, 2023, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

May 5, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by SNBL23 Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of SHIN NIPPON BIOMEDICAL LABORATORIES, LTD., a Japanese corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Satsuma Pharmaceuticals, Inc., a Delaware corporation (“Satsuma”), in exchange for (i) $0.91 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes and (ii) one non-transferable contractual contingent value right per Share, upon the terms and subject to the conditions set forth in the offer to purchase dated May 5, 2023 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Satsuma Board recommends that its stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the valid tender of a number of Shares that, upon the consummation of the Offer, together with the Shares then owned directly or indirectly by the Purchaser Parties (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” by the Depositary pursuant to such procedures), would represent at least a majority of the aggregate number of shares of Satsuma’s capital stock outstanding immediately after the consummation of the Offer, (ii) that no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger and (iii) Satsuma having net cash (as calculated in accordance with the terms of the Merger Agreement) not less than $26,289,999.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. A return envelope addressed to AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Depositary”) for your use only.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, AT THE END OF JUNE 5, 2023, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Satsuma. The Merger Agreement provides, among other things, that as soon as practicable following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into Satsuma (the “Merger”), with Satsuma continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by midnight, Eastern Time, at the end of June 5, 2023.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.

Very truly yours,

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (877) 478-5040

Banks and Brokers may call collect: (212) 269-5550

Email: STSA@dfking.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.